As filed with the Securities and Exchange Commission on September 4, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0350842
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Take-Two Interactive Software, Inc.

110 West 44th Street

New York, New York 10036

(646) 536-2842

(Address of Principal Executive Offices)

AMENDED AND RESTATED

TAKE-TWO INTERACTIVE SOFTWARE, INC. 2017 STOCK INCENTIVE PLAN

(Full title of the plan)

Daniel Emerson, Esq.

Executive Vice President and Chief Legal Officer

Take-Two Interactive Software, Inc.

110 West 44th Street

New York, New York 10036

(646) 536-3001

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Adam M. Turteltaub, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share, issuable upon exercise of stock options assumed under the Amended and Restated Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan	32,141(2)	$14.65(4)	$470,865.65(4)	$61.12
Common Stock, par value $0.01 per share	18,602(3)	$168.16(5)	$3,128,112.32(5)	$406.03

(1)

In addition to the number of shares of common stock, par value $0.01 per share (“Common Stock”), of Take-Two Interactive Software, Inc. (the “Company” or “Registrant”) stated above, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable under the Amended and Restated Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents the number of shares of Common Stock issuable upon exercise of unvested stock options granted under the Playdots, Inc. 2013 Stock Plan, as amended (the “Playdots Plan”), which awards were assumed by the Registrant on September 4, 2020 and converted into stock options of the Registrant as “Substitute Awards” under the Plan, in accordance with, and subject to the terms and conditions of, Rule 5635(c)(3) of the NASDAQ Market Rules and Regulations (“Rule 5635(c)(3)”), in connection with the acquisition (the “Transaction”) of Playdots, Inc. (“Playdots”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated August 17, 2020, by and among the Registrant, Dash MS, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company; Dash MS II, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company; Playdots; and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Equityholders (as defined in the Merger Agreement).

(3)

In connection with the Transaction, the Registrant has assumed the shares that remained available for future awards under the Playdots Plan and converted such shares into 18,602 shares of Common Stock that may be issued pursuant to future awards granted under the Plan in accordance with, and subject to the terms and conditions of, Rule 5635(c).

(4)

Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rules 457(c) and Rule 457(h) of the Securities Act, based on the weighted-average exercise price per share of the outstanding and unvested stock options under the Playdots Plan as assumed by the Registrant.

(5)

Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) of the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on The NASDAQ Global Select Market on September 3, 2020.

EXPLANATORY NOTE

On September 4, 2020, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated August 17, 2020, by and among Take-Two Interactive Software, Inc. (the “Company” or “Registrant”); Dash MS, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company; Dash MS II, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company; Playdots, Inc., a Delaware corporation (“Playdots”); and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Equityholders (as defined in the Merger Agreement), the Company acquired Playdots through a series of mergers (the “Transaction”).

This Registration Statement on Form S-8 registers an additional 50,743 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Amended and Restated Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan (the “Plan”), in accordance with, and subject to the terms and conditions of, an exception under Rule 5635(c)(3) of the NASDAQ Market Rules and Regulations (“Rule 5635(c)(3)”), which additional shares of Common Stock represent the sum of the (i) remaining number of shares of common stock, par value $0.0001 per share, of Playdots that were available for issuance under the Playdots, Inc. 2013 Stock Plan, as amended (the “Playdots Plan”), immediately prior to the Transaction, as appropriately adjusted to reflect the Transaction by multiplying such relevant number of shares available for issuance under the Playdots Plan by the quotient (rounded to four decimal places) obtained by dividing (A) $11.17, over (B) the average of the per share closing price on the NASDAQ Global Select Market for one share of Common Stock for the thirty (30) full trading days ending on and including the full trading day three (3) business days immediately prior to the closing date of the Transaction (the “Exchange Ratio”), and (ii) number of unvested stock options granted under the Playdots Plan that were assumed by the Company as “Substitute Awards” under the Plan in accordance with the terms of the Merger Agreement, as appropriately adjusted to reflect the Transaction by multiplying the relevant number of shares underlying such unvested and assumed stock options by the Exchange Ratio.

Pursuant to an exception under Rule 5635(c)(3), shares that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger, may be used (after appropriate adjustment of the number of shares to reflect the transaction) by the listed acquiring company for certain post-transaction grants, either under the pre-existing plan or another plan, provided that (i) the plan met the requirements of Rule 5635(c) prior to such transaction, (ii) the time during which those shares are available for grants is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction, and (iii) such awards are not granted to individuals who were employed by the granting company or its subsidiaries at the time the merger or acquisition was consummated.

Pursuant to the Registration Statement on Form S-8 (Registration No. 333-220895) filed by the Registrant on October 10, 2017 (the “Prior Registration Statement”), the Registrant previously registered an aggregate of 5,200,000 shares of Common Stock under the Plan (as adjusted to reflect all stock splits and stock dividends to date). The additional shares of Common Stock being registered by this Registration Statement are of the same class as those securities registered on the Prior Registration Statement and represent an increase in the total shares available for issuance under the Plan from 6,744,253, of which 2,000,000 shares are subject to approval by our stockholders, to 6,794,996. The contents of the Prior Registration Statement, together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents hereof or otherwise, are incorporated herein by reference in accordance with General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended

(the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents, filed with the Commission by the Company, are incorporated by reference into this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed on May 22, 2020, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed on August 4, 2020, pursuant to the Exchange Act;

(c)	the Company’s Current Reports on Form 8-K, filed on July 16, 2020 and August 18, 2020, pursuant to the Exchange Act; and

(d)

the description of the Company’s Common Stock, which is contained in the Company’s Registration Statement on Form 8-A, filed on March  26, 2008, as updated by Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, including any subsequent amendment or any report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission; provided, however, that documents or portions thereof which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Index to Exhibits and are incorporated herein by reference.

INDEX TO EXHIBITS

Exhibit No.	Description	Incorporated by Reference
		Form	Annex	Filing Date	Filed Herewith

5.1	Opinion of Willkie Farr & Gallagher LLP				X

23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1 hereto)				X

23.2	Consent of Ernst & Young LLP., independent registered public accounting firm				X

24.1	Power of Attorney (included on the signature page of this Registration Statement)				X

99.1	Amended and Restated Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan	DEF 14A	B	July 24, 2020

99.2	Amendment No. 1 to the Amended and Restated Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan				X

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 4th day of September, 2020.

Take-Two Interactive Software, Inc.

/s/ Karl Slatoff
Karl Slatoff
President

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Take-Two Interactive Software, Inc., hereby severally constitute and appoint Karl Slatoff, Daniel Emerson, and Matthew Breitman or any of them individually, our true and lawful attorneys-in-fact with full power of substitution, to sign for us and in our names in the capacities indicated below the Registration Statement and any and all pre-effective and post-effective amendments to the Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act, and all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Strauss Zelnick Strauss Zelnick	Chairman and Chief Executive Officer (Principal Executive Officer)	September 4, 2020

/s/ Lainie Goldstein Lainie Goldstein	Chief Financial Officer (Principal Financial and Accounting Officer)	September 4, 2020

/s/ Michael Dornemann Michael Dornemann	Lead Independent Director	September 4, 2020

/s/ Roland Hernandez Roland Hernandez	Director	September 4, 2020

/s/ J Moses J Moses	Director	September 4, 2020

/s/ Michael Sheresky Michael Sheresky	Director	September 4, 2020

/s/ LaVerne Srinivasan LaVerne Srinivasan	Director	September 4, 2020

/s/ Susan Tolson Susan Tolson	Director	September 4, 2020

/s/ Paul Viera Paul Viera	Director	September 4, 2020